UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February12, 2008

CITADEL BROADCASTING CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	001-31740	51-0405729
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City Center West, Suite 400

7201 West Lake Mead Blvd.

Las Vegas, Nevada 89128

(Address of Principal executive offices, including Zip Code)

(702) 804-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Citadel Broadcasting Corporation (the “Company”), the Wilmington Trust Company, the trustee (the “Trustee”) under the Indenture (the “Indenture”) governing the Company’s 1.875% convertible subordinated notes due 2011 (the “Notes”), and holders of a majority in principal amount of the outstanding Notes (the “Majority Noteholders”) have reached an agreement in principle (the “Settlement Agreement”) that would, when and if final, result in the settlement of the Company’s litigation in the Supreme Court for the State of New York (the “Court”) relating to the Indenture and the Notes. In connection with this settlement process, the Company and the Trustee requested that the Court withhold its ruling on dispositive motions relating to the matter. The litigation resulted from allegations on behalf of certain holders of the Notes that events of default had arisen under the Indenture as a result of the merger agreement and other agreements that the Company had entered into with The Walt Disney Company (“Disney”) relating to the acquisition of the ABC radio network and radio station businesses (the “Transaction”).

A description of this litigation is more fully described in the Quarterly Report on Form 10-Q filed by the Company on November 9, 2007, in Note 15 to the financial statements included therein.

Under the Tax Sharing and Indemnification Agreement, dated June 12, 2007, by and among the Company, Alphabet Acquisition Corp., formerly known as ABC Radio Holdings, Inc., and Disney, the Company is required to obtain the consent of Disney prior to entering into the transactions contemplated by the Settlement Agreement. Therefore, the Company is currently seeking Disney’s consent. The parties are not currently bound to enter into the Settlement Agreement or complete the transactions contemplated by that agreement, and the Company cannot assure you that the Settlement Agreement will be executed or that such transactions will be completed.

The material terms of the Settlement Agreement are as follows:

(1) the Majority Noteholders would (i) waive any alleged past and existing defaults and their consequences related to the Transaction, (ii) rescind any acceleration and its consequences related to the Transaction, and (iii) agree to irrevocably tender their Notes in connection with a tender and exchange offer by the Company for all of the outstanding Notes (as more fully described below, the “Offer”);

(2) the Company and the Trustee (as directed by and with the consent of the Majority Noteholders) would agree to (i) amend the Indenture to confirm that the Transaction did not result in a “fundamental change” under the Indenture and (ii) file a stipulation of discontinuance with the Court dismissing the pending litigation between the Company and the Trustee upon the satisfaction of all the conditions precedent to, and execution of, the Settlement Agreement;

(3) the Company would (i) release the Trustee and the Majority Noteholders from any claims related to the Transaction, and (ii) agree to commence the Offer as soon as reasonably practicable, but not later (subject to certain exceptions) than 60 days after the later of (a) the signing of the Settlement Agreement, (b) the filing of the stipulation of discontinuance described above, (c) the receipt of Disney’s consent described above, and (d) the receipt of medallion signatures establishing the Majority Noteholders as holders of a majority of principal amount of the Notes; and

(4) the Majority Noteholders and the Trustee would (i) release the Company from any claims relating to the Transaction, and (ii) agree to be forever barred from instituting, encouraging (directly or indirectly) or facilitating any suit against the Company based on any claim related to the Transaction.

The Offer

As described above, pursuant to the Settlement Agreement, the Company would agree to commence the Offer within the required time period. The Offer would provide that: (i) the Company would purchase, on a pro rata basis, up to $55.0 million principal amount of Notes validly tendered at a price of $900 per $1,000 principal amount of Notes (which equals up to $49.5 million that would be required to be paid by the Company) and (ii) to the extent that more than $55.0 million principal amount of the Notes are validly tendered, exchange each $1,000 principal amount of Notes for $1,000 principal amount of Amended and Restated Convertible Subordinated Notes due 2011 (the “Amended Notes”).

The Amended Notes

The expected material terms of the Amended Notes are described below. The principal differences between the Notes and the Amended Notes are as follows:

•	the initial interest rate would be higher under the Amended Notes than under the Notes (4%, compared to 1.875%) and could further increase depending upon the factors described below;

•	the Amended Notes would contain expanded redemption provisions that would allow the Company to redeem notes at its option at the prices and during the periods described below;

•

the Amended Notes would contain provisions that would require the Company to apply the net proceeds of asset sales to redeem Amended Notes in the amounts and prices, during the periods and under the circumstances described below; and

•	the definition of a “fundamental change” under the Amended Notes would clarify that the Transaction did not constitute a “fundamental change.”

Interest Rate Provisions

The Amended Notes would have the following interest terms:

(1) Interest on the Amended Notes would initially be payable at an annual rate of 4%, on a basis that is effective retroactively from January 1, 2008.

(2) If as of December 31, 2008 the aggregate principal amount of the remaining outstanding Amended Notes is greater than $165 million, then (i) the annual interest rate on the Amended Notes then outstanding would increase by 2% (i.e., to a rate of 6%) retroactively from January 1, 2008; and (ii) at all times from and after January 1, 2009, the annual rate on any Amended Notes outstanding would be changed to a rate that would make the holders of Amended Notes whole for any discount at which the Amended Notes are then trading (i.e., make Amended Notes trade at par), which rate would be determined by a nationally recognized investment bank selected by the Company and the Trustee.

(3) If as of December 31, 2008 the aggregate principal amount of the remaining outstanding Amended Notes is less than or equal to $165 million, then (i) on January 1, 2009, the annual interest rate on all Amended Notes that are outstanding as of such date would be changed to 8%, which increase shall be effective through December 31, 2009; and (ii) on January 1, 2010, the annual interest rate on all Amended Notes that are outstanding as of such date would be changed to a rate that would make the holders of Amended Notes whole for any discount at which the Amended Notes are then trading (i.e., make Amended Notes trade at par), which rate would be determined by a nationally recognized investment bank selected by the Company and the Trustee.

Optional and Mandatory Redemption Provisions

The Amended Notes would have the following optional and mandatory redemption terms:

Optional Redemption Terms:

Company Redemption Right During 2008. The Amended Notes may be redeemed at the election of the Company, as a whole or in part from time to time, on or at any time prior to December 31, 2008, at a redemption price equal to $900 per $1,000 principal amount of the Amended Notes redeemed plus accrued and unpaid interest thereon, and the holders of Amended Notes would have the obligation to surrender such Amended Notes.

Company Redemption Right During 2009.

(1) January - June 2009. The Amended Notes may be redeemed at the election of the Company, as a whole or in part from time to time, from January 1, 2009 through June 30, 2009, at a redemption price equal to $950 per $1,000 principal amount of the Amended Notes redeemed plus accrued and unpaid interest thereon, and the holders of Amended Notes would have the obligation to surrender such Amended Notes.

(2) July - December 2009.

(a) If the aggregate principal amount of the outstanding Amended Notes is equal to or less than $165.0 million as of July 1, 2009, then during the period from July 1, 2009 through December 31, 2009 the Amended Notes may be redeemed at the election of the Company, as a whole or in part from time to time, at a redemption price equal to $950 per $1,000 principal amount of the Amended Notes redeemed plus accrued and unpaid interest thereon, and the holders of Amended Notes shall have the obligation to surrender such Amended Notes.

(b) If the aggregate principal amount of the outstanding Amended Notes is greater than $165.0 million as of July 1, 2009, then during the period from July 1, 2009 through December 31, 2009 the Amended Notes may be redeemed at the election of the Company, as a whole or in part from time to time, at a redemption price equal to the principal amount of the Amended Notes redeemed, plus accrued and unpaid interest thereon, and the holders of Amended Notes would have the obligation to surrender such Amended Notes.

Mandatory Redemption Terms:

Company Obligation to Apply Asset Sale Proceeds to Redemptions:

(1) 2008 Asset Sales. To the extent the Company receives any net proceeds from asset sales during the period from January 1, 2008 through December 31, 2008 (“2008 Asset Sales”), then, subject to the last sentence of this paragraph, the Company would be required to apply (x) the first $99.0 million of such net proceeds to redeem Amended Notes at a redemption price equal to $900 per $1,000 principal amount of the Amended Notes redeemed, plus accrued and unpaid interest thereon, until the aggregate principal amount of the remaining outstanding Amended Notes is equal to or less than $165.0 million, and (y) 50% of such net proceeds to redeem Amended Notes at a redemption price equal to $900 per $1,000 principal amount of the Amended Notes redeemed, plus accrued and unpaid interest thereon, until the aggregate principal amount of the remaining outstanding Amended Notes is equal to or less than $82.5 million. Within 60 days after the receipt by the Company of $50.0 million or more of aggregate net proceeds from 2008 Asset Sales (and each $25.0 million thereafter), the Company would be required to redeem the applicable amount of Amended Notes in accordance with the terms set forth above.

(2) 2009 Asset Sales. To the extent the Company receives any net proceeds of asset sales during the period from January 1, 2009 through December 31, 2009 (“2009 Asset Sales”), then, subject to the last sentence of this paragraph, the Company would be required to apply such net proceeds to redeem Amended Notes at the applicable redemption price as set forth above, until the aggregate principal amount of the remaining outstanding Amended Notes is equal to or less than $82.5 million. Within 60 days of receipt by the Company of $40.0 million or more of aggregate net proceeds from 2009 Asset Sales (and each $25.0 million thereafter), the Company would be required to redeem the applicable amount of Amended Notes in accordance with the terms set forth above.

(3) Asset Sales from January 1, 2010 and thereafter. If as of January 1, 2010, the aggregate principal amount of the remaining outstanding Amended Notes is greater than $82.5 million, then to the extent the Company receives any net proceeds of asset sales on or after January 1, 2010, then, subject to the last sentence of this paragraph, the Company would be required to apply all such net proceeds to redeem Amended Notes at a redemption price equal to the principal amount of the Amended Notes redeemed, plus accrued and unpaid interest thereon, and the holders of Amended Notes would have the obligation to surrender such Amended Notes, until the aggregate principal amount of the remaining outstanding Amended Notes is equal to or less than $82.5 million. Within 60 days of receipt by the Company of $20.0 million or more of aggregate net proceeds from Asset Sales on or after January 1, 2010, the Company would be required to redeem the applicable amount of Amended Notes in accordance with the terms set forth above.

Important Information Regarding Tender and Exchange Offer

This report is not a recommendation, an offer to purchase or a solicitation of an offer to sell any securities of the Company. The Company has not commenced the tender and exchange offer described in this report. Upon commencement of the tender and exchange offer, the Company expects to file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal, and other related documents. Securityholders are urged to carefully read these documents, when they become available, as they will contain important information, including the various terms of, and conditions to, the tender and exchange offer. Securityholders can obtain a copy of the tender offer statement, letter of transmittal and other related materials, when they become available, free of charge from the SEC’s Edgar Database, which can be accessed through the SEC’s Internet site (http://www.sec.gov). We urge securityholders to carefully read those materials, when they become available, prior to making any decision with respect to the tender and exchange offer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITADEL BROADCASTING CORPORATION

Date: February 12, 2008

	By:	/s/ Jacquelyn J. Orr
	Name:	Jacquelyn J. Orr
	Title:	General Counsel & Vice President